Exhibit 99.1

FOR RELEASE:	July 16, 2009

For more information, contact:

Kirk Whorf, Executive Vice President and Chief Financial Officer

kwhorf@northstatebank.com; 919-645-2707

Larry D. Barbour, President and Chief Executive Officer

919-787-9696

NORTH STATE BANCORP REPORTS

SECOND QUARTER 2009 RESULTS

Year-to-date earnings higher than same period in 2008, while increased FDIC premiums push second quarter 2009 earnings below same period in 2008.

RALEIGH, NC … North State Bancorp (OTCBB: NSBC the “Company”), the holding company for North State Bank, reported net income for the second quarter 2009 of $493,000, which is 23.3% or $150,000 less than the $643,000 reported for the second quarter 2008. These earnings reflect diluted earnings per share of $.07 for the second quarter 2009 compared to $.09 for the second quarter 2008. For the six months ended June 30, 2009, net income was $1,326,000, an increase of $54,000 or 4.2% over net income of $1,272,000 reported for the six months ended June 30, 2008. These earnings reflect diluted earnings per share of $0.18 for the six months ended June 30, 2009, compared to $0.17 for the same period in 2008.

Lower earnings for the second quarter 2009 when compared to the second quarter 2008 are primarily the result of the Federal Deposit Insurance Corporation’s (FDIC) recent base assessment increase in insurance premiums, as well as a special assessment of five basis points that was levied against all banks in June 2009. For North State Bank, the second quarter 2009 FDIC premiums were 627% or $520,000 higher than second quarter 2008. Additionally, the Company increased its provision for loan losses by $228,000, or 34.0%, to reserve against probable loan losses.

At June 30, 2009, total assets were $711.2 million, total deposits were $633.2 million, and total loans were $549.4 million, increases of 12.5%, 19.4%, and 2.8%, respectively, to the same balances reported at June 30, 2008.

In comments related to the quarterly and year-to-date results, North State Bancorp President and CEO Larry Barbour stated, “These continue to be challenging times. Second quarter 2009 would have shown better results for our Company had it not been for the increased FDIC premiums and an increase in loan loss provision—both driven by the current economic issues we are all facing. Without the combined effect of these two items, core pre-tax earnings grew 55.3%, or $567,000, over second quarter 2008. While it was prudent to increase our loan loss provision, we are pleased to report that we continue to maintain a quality loan portfolio with lower charge-offs than those reported by our peer banks.

“I am particularly pleased with core deposit growth in 2009. Through June 30, 2009, we have grown core deposits by more than $35.0 million, and continue to have one of the highest levels of demand deposits in North Carolina—14% of total deposits at quarter end.

“While loan demand has been somewhat soft, we believe we have good liquidity and we are still in the business of making loans to our new and existing customers. Focusing on chosen niches of customers—professionals and their firms (specifically physicians, dentists, attorneys, and accountants), churches, community association management companies, nonprofit organizations, and individuals who value a mutually beneficial banking relationship—is the best way for our Company to thrive in an improving economy. We deliver unique value and competitive advantages to these customers, while growing our bank soundly and profitably. By so doing, we always strive to ensure the safety of our depositors and to provide a good return on investment to our shareholders.”

Founded in 2000, North State Bank is a full-service community bank, serving Wake and New Hanover Counties through seven full-service offices and with one loan production office in Carteret County.

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North State Bancorp is listed on the OTC electronic bulletin board under the symbol “NSBC.”

www.northstatebank.com

This news release contains forward-looking statements. The actual results might differ materially from those projected in the forward-looking statements for various reasons, including regulatory changes and increased deposit insurance assessments, economic conditions, changes in interest rates, substantial changes in financial markets, changes in real estate values and the real estate market, our ability to manage growth, loss of deposits and loan demand to other savings and financial institutions and our limited operating history. Additional information concerning factors that could cause actual results to materially differ from those in the forward-looking statements is contained in the Company’s SEC filings, including its periodic reports under the Securities Exchange Act of 1934, as amended, copies of which are available upon request from the Company and at www.northstatebank.com.

  North State Bancorp

Selected Financial Information and Other Data (Unaudited)

At or for the Three Months Ended June 30,	At or for the Six Months Ended June 30,
2009	2008	2009	2008
(Dollars in thousands, except per share)

Earnings Summary:
Total interest income	$8,512	$8,843	$17,108	$17,831
Total interest expense	3,110	3,652	6,593	7,797

Net interest income	5,402	5,191	10,515	10,034
Provision for loan losses	899	671	1,784	1,097

Net interest income after provision for loan losses	4,503	4,520	8,731	8,937
Noninterest income	123	321	811	624
Noninterest expense	3,782	3,816	7,302	7,539

Income before income taxes	844	1,025	2,240	2,022
Income taxes	351	382	914	750

Net income	$493	$643	$1,326	$1,272

Share and Per Share Data:
Earnings per share - basic	$0.07	$0.09	$0.19	$0.18
Earnings per share - diluted	$0.07	$0.09	$0.18	$0.17
Book value per share	$5.06	$4.71	$5.06	$4.71
Weighted average shares outstanding:
Basic	7,177,612	7,162,062	7,176,022	7,150,374
Diluted	7,304,274	7,366,688	7,314,892	7,354,996

Financial Condition Period End:
Cash, federal funds sold and due from banks	$115,330	$57,166	$115,330	$57,166
Investment securities	27,048	26,996	27,048	26,996
Loans	549,442	534,595	549,442	534,595
Less allowance for loan losses	7,359	5,321	7,359	5,321
Other assets	26,696	18,737	26,696	18,737

Total assets	$711,157	$632,173	$711,157	$632,173

Deposits	$633,208	$530,355	$633,208	$530,355
Other borrowings	36,940	58,060	36,940	58,060
Other liabilities	4,717	10,025	4,717	10,025
Shareholders’ equity	36,292	33,733	36,292	33,733

Total liabilities and shareholders’ equity	$711,157	$632,173	$711,157	$632,173

Financial Condition Average Balances:
Cash, federal funds sold and due from banks	$108,277	$14,080	$107,547	$14,792
Investment securities	27,795	28,494	26,994	30,930
Loans	549,259	515,113	548,743	498,713
Less allowance for loan losses	7,073	5,624	6,873	5,366
Other assets	24,376	17,453	23,158	17,704

Total assets	$702,634	$569,516	$699,569	$556,773

Deposits	$623,387	$476,161	$621,560	$469,763
Other borrowings	37,979	54,392	37,279	48,758
Other liabilities	4,301	4,671	4,052	4,419
Shareholders’ equity	36,967	34,292	36,678	33,833

Total liabilities and shareholders’ equity	$702,634	$569,516	$699,569	$556,773

Performance Ratios:
Return on average assets	0.28%	0.45%	0.38%	0.46%
Return on average equity	5.35%	7.54%	7.29%	7.56%
Net interest margin	3.20%	3.79%	3.14%	3.75%
Efficiency ratio	68.45%	69.23%	64.47%	70.74%

Asset Quality Ratios:
Net loan charge-offs to average loans	0.13%	0.15%	0.15%	0.16%
Nonperforming loans to period-end loans	2.28%	0.41%	2.28%	0.41%
Nonperforming assets to total assets	2.33%	0.35%	2.33%	0.35%
Ratio of allowance for loan losses to nonperforming loans	0.59	x	2.41	x	0.59	x	2.41	x
Allowance for loan losses to period-end loans	1.34%	1.00%	1.34%	1.00%

Other Data:
Average equity to average assets	5.26%	6.02%	5.24%	6.08%
Total shareholders’ equity to assets	5.10%	5.34%	5.10%	5.34%
Number of offices:
Full service banking offices	7	7	7	7
Loan production offices	1	1	1	1
Number of employees (FTEs)	99	105	99	105